                                                                       Exhibit 8


                                October 28, 1997


American Financial Group, Inc.
American Financial Enterprises, Inc.
One East Fourth Street
Cincinnati, OH 45202

Attn:    Thomas E. Mischell
         Senior Vice President--Taxes

         Re: Proposed Restructuring of American Financial Group, Inc. and Subsidiaries
                  ------------------------------------------------------------
Gentlemen:


                  You have requested our opinion as to certain federal income tax consequences of a proposed transaction (the "Transaction") pursuant to which
(i) AFG Acquisition Corp. ("AFG Acquisition"), a newly created and wholly owned subsidiary of a newly formed holding company, American Financial Group Holdings, Inc. ("AFG Holdings"), would merge with and into American Financial Group, Inc. ("AFG"; the "AFG Reorganization"), and (ii) AFEI Acquisition Corp. ("AFEI Acquisition"), another newly created and wholly owned subsidiary of AFG Holdings, would merge with and into American Financial Enterprises, Inc. ("AFEI"; the "AFEI Merger"). In preparing our opinion we have examined copies of such documents as we deemed relevant and necessary, including the Registration Statement on Form S-4 as filed with respect to this Transaction with the Securities and Exchange Commission (the "Registration Statement"). In addition, we have received certain representations from AFG and AFEI in a letter dated October 9, 1997 (the "Representation Letter").



                              I. STATEMENT OF FACTS

                  The Statement of Facts set forth below is based upon the facts as we understand them. You have reviewed this Statement of Facts and confirmed in the Representation Letter that we may rely upon it in rendering our opinion.

American Financial Group, Inc.
American Financial Enterprises, Inc.

October 28, 1997

A.       Description of the Parties

         1.       AFG


                  AFG, an Ohio corporation, was formed in 1995 as a holding company for AFC and American Premier Underwriters, Inc. ("APU"). AFG has 58,974,057 shares of a single class of stock outstanding, not including 8,713,222 shares of such class owned by AFC and 9,953,392 shares of such class owned by American Financial Enterprises, Inc. ("AFEI"), a lower tier subsidiary of AFC. Under Ohio law, AFC and AFEI are barred from exercising voting rights with respect to their AFG shares so long as they remain subsidiaries of AFG. In addition, the AFG shares held by AFC and AFEI are treated as treasury shares for consolidated financial accounting purposes. Members of the Carl H. Lindner family own 25,846,755 shares of AFG stock, and members of the Robert D. Lindner family own 3,238,595 shares of AFG stock. AFG stock is traded on the New York Stock Exchange.



         2.       AFC

                  AFC, an Ohio corporation, is a holding company principally engaged in multi-line property and casualty insurance businesses through its wholly owed Great American Insurance Group. AFC also owns 80.85 percent of the stock of APU (the remaining shares of APU are held by AFG). In addition, subsidiaries included in the AFC consolidated group own 81.4 percent of the stock of American Annuity Group, Inc. ("AAG"). AAG, through its Great American Life Insurance Company ("GALIC") subsidiaries, sells tax-deferred annuities principally to employees of educational institutions. AFC files consolidated returns as the common parent of a consolidated group (the "AFC consolidated group") that includes GALIC, AAG, AFEI, APU, and the affiliated subsidiaries of those corporations.

                  All 45,000,000 shares of AFC's single class of outstanding common stock, which represent 76.4 percent of the total voting power of AFC's outstanding stock, are owned by AFG. AFC also has outstanding 11,900,725 shares of Series F Preferred Stock (with a liquidation value of $20 per share) and 1,964,158 shares of Series G Preferred stock (with a liquidation value of $10.50 per share).1 Together, the Series F and Series G Preferred Stock possesses 23.6 percent of the total voting power of AFC's outstanding stock. As a consequence, the AFC stock owned by AFG does not satisfy the affiliation requirements of section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code").2

-------------
1 The Series F and Series G Preferred Stock is traded on the Cincinnati and Pacific Stock Exchanges. AFC has no nonvoting stock outstanding, and each class of outstanding AFC stock carries one vote per share.

2 Unless otherwise indicated, all section references herein are to the Code or the Treasury regulations promulgated thereunder.

American Financial Group, Inc.
American Financial Enterprises, Inc.

October 28, 1997

         3.       AFEI

                  AFEI, a Connecticut corporation, is a holding company the assets of which consist primarily of investments in AFG and AAG.3 At the Effective Time, and assuming that all outstanding AFEI stock options are exercised for stock or cash before that time, it is anticipated that members of the AFC consolidated group will own 80 percent of AFEI's common stock.4

                  The largest minority interest in AFEI (approximately 8.3 percent) is held, directly or indirectly, by members of the Gruss family. Regina Gruss is the beneficial owner of approximately 7.2 percent of AFEI's currently outstanding common stock (986,472 shares), and is a director of a foundation that beneficially owns 145,616 shares of AFEI's common stock. AFEI's stock is traded on the Pacific Stock Exchange.

                  The Amended and Restated Certificate of Incorporation of AFEI (the "Certificate") accords to the minority (non-AFC group) shareholders of AFEI--in particular, members of the Gruss family--certain unusual rights with respect to specified transactions. In particular, Section 7(a) of the Certificate provides as follows:

                  The Corporation, acting as principal, agent or otherwise, shall not purchase, sell or lease any property or services or other things of value to or from or merge or consolidate with, any affiliate of the Corporation or any affiliate of such an affiliate, whether such affiliate or its affiliate is acting as principal, agent or otherwise, or extend credit to or otherwise agree to transfer to or acquire from any such persons any property, services or other things of value, except that the Corporation may

                  (1) sell non-voting securities of which it is the issuer to such persons if the sale is part of and in accordance with the terms of an offering to the holders of a class of its securities or is part of a bona fide public offering for cash;

                  (2)      obtain credit from such persons; and


-------------------

3 As stated above, AFEI owns 9,953,392 shares of AFG common stock. In addition, AFEI owns approximately 9.9 percent of the stock of AAG.


4 Under the Agreement and Plan of Merger for the AFEI Merger (the "AFEI Merger Agreement"), holders of options to acquire AFEI stock must exercise such options prior to the Effective Time of the AFEI Merger, at which time all then-issued and outstanding AFEI stock options shall expire. Section 1.1(b)(ii) of the AFEI Merger Agreement. Currently, 13,727,521 shares of AFEI stock are outstanding, and members of the AFC consolidated group owned approximately 80.1 percent of those shares.

American Financial Group, Inc.
American Financial Enterprises, Inc.

October 28, 1997

                  (3) employ such persons as officers, and such persons may serve as directors of the Corporation;

                  provided, however, that at any time there are one or more Unaffiliated Directors who were initial directors of the Corporation or who were proposed for election or were designated to fill vacancies pursuant to the second sentence of paragraph (2) of subsection (b) of this Section 7, the Corporation may engage in any transaction which would otherwise be prohibited by the foregoing but only if it is approved by a majority of such Unaffiliated Directors.

Currently, the only "Unaffiliated Director" is Julius S. Anreder, a representative of the Gruss family. Accordingly, the Gruss family shareholders have veto power over the significant corporate actions specified in Section 7(a) of the Certificate.


         4.       AFG Holdings

                  Pursuant to and in order to implement the Transaction, AFG Holdings was recently formed under Ohio law to serve as the new public holding company for AFG and for the shares of AFEI common stock not currently owned by affiliates of AFC.


         5.       AFG Acquisition; AFEI Acquisition

                  Pursuant to and in order to implement the Transaction, AFG Holdings recently formed AFG Acquisition and AFEI Acquisition as wholly-owned subsidiaries. AFG Acquisition and AFEI Acquisition are transitory corporations formed solely for the purpose of effectuating the Transaction, and both will cease to exist pursuant to the Transaction.


B.       Description of the Transaction


         1.       The AFG Reorganization

                  At the Effective Time, AFG Acquisition will merge with and into AFG under Ohio law, with AFG surviving. Pursuant to the AFG Reorganization, and subject to dissenters' rights under Ohio law, each issued and outstanding share of AFG Common Stock, other than those shares held by members of the AFC consolidated group, will be converted into one share of AFG Holdings Common Stock. Also pursuant to the AFG Reorganization, the stock of AFG Acquisition (held by AFG Holdings) will be converted by operation of law into a number of shares of AFG Common Stock equal to the number of shares of AFG Common Stock that are

American Financial Group, Inc.
American Financial Enterprises, Inc.

October 28, 1997
convertible to AFG Holdings Common Stock in the AFG Reorganization (as described in the immediately preceding sentence). The AFG Reorganization will have no effect upon the AFG Common Stock held by members of the AFC consolidated group, which stock will remain issued and outstanding after the Effective Time. As a result of the AFG Reorganization, AFG Holdings will own all of the AFG stock not currently owned by members of the AFC consolidated group.5 Finally, AFG Holdings will change its name to "American Financial Group, Inc." and AFG will change its name to "AFC Holding Company."


         2.       The AFEI Merger

                  Also at the Effective Time, AFEI Acquisition will merge with and into AFEI under Ohio law, with AFEI surviving. Pursuant to the AFEI Merger, and subject to dissenters' rights under Connecticut law, each issued and outstanding share of AFEI Common Stock, other than those shares held by members of the AFC consolidated group, will be converted into the right to receive either (i) one share of AFG Holdings Common Stock, or (ii) $37 in cash. Also pursuant to the AFEI Merger, the stock of AFEI Acquisition (held by AFG Holdings) will be converted by operation of law into a number of shares of AFEI Common Stock equal to the number of shares of AFEI Common Stock that are convertible to AFG Holdings Common Stock in the AFEI Merger (as described in the immediately preceding sentence). The AFEI Merger will have no effect upon the AFEI Common Stock held by members of the AFC group. As a result of the merger, AFG Holdings will own all of the AFEI stock not currently owned by members of the AFC consolidated group. In addition, the minority shareholders of AFEI will obtain a maximum of approximately 4.6 percent of the stock of AFG Holdings (in the event that no AFEI shares are exchanged for cash).6

--------------------


5 Taking into account the shares of AFG Common Stock owned by AFC and AFEI (which shares, as seen, cannot be voted and are treated as treasury shares for consolidated financial accounting purposes), AFG Holdings therefore will own approximately 75.5 percent of the stock of AFG.



6 In conjunction with the AFG Reorganization and the AFEI Merger, AFC Acquisition Corp. ("AFC Acquisition"), a newly created and wholly owned subsidiary of AFC, will merge with and into AFC under Ohio law, with AFC surviving (the "AFC Merger"). Pursuant to the AFC Merger, each issued and outstanding share of AFC Series F Preferred Stock and Series G Preferred Stock will be converted into the right to receive, in varying amounts depending upon whether Series F or Series G shares are surrendered, cash and/or shares of AFC Series J Preferred Stock. Also pursuant to the AFC Merger, the stock of AFC Acquisition will be canceled. In conjunction with (and immediately before) the AFC Merger, the 45,000,000 outstanding shares of AFC Common Stock (all held by
AFG) will be converted into a smaller number of shares of a new class of AFC common stock. The Series J Preferred Stock will possess approximately 21 percent of the total voting power of AFC's outstanding stock. More details regarding this transaction are provided in the Schedule 14A filed with the SEC by AFC with respect to its upcoming Annual Meeting of Shareholders.

American Financial Group, Inc.
American Financial Enterprises, Inc.

October 28, 1997

C.       Purposes of the Transaction

                  The Transaction is being undertaken for the principal purpose of removing the minority shareholder group in AFEI so that AFEI ceases to be a public company. It is anticipated that the achievement of these objectives will yield material benefits and efficiencies for AFG and its subsidiaries. In particular, it is anticipated that material savings will be achieved by eliminating shareholder relations expenses attributable to the existence of public AFEI shareholders, including reporting and disclosure obligations and potential proxy battles and derivative suits.7 Also, the special rights accorded the AFEI minority shareholders under Section 7(a) of the Certificate represent a significant impediment to the ability of AFG and its subsidiaries to undertake transactions considered to be in the best interest of the group. As a consequence, removal of AFEI's public shareholders has been a significant business objective of AFG and its subsidiaries for several years.8


                                   II. OPINION

                  Based on the documents you have provided us, the facts set forth in the Statement of Facts, and your Representation Letter, and subject to the assumptions, qualifications, and conditions set forth herein and in the tax discussion section of the Registration Statement (in the section of the Prospectus entitled "Certain United States Federal Income Tax Consequences"), our opinion is as follows:

                  1. No gain or loss will be recognized by AFEI shareholders upon the exchange of AFEI Common Stock solely for AFG Holdings Common Stock pursuant to the AFEI Merger. Taxable gain, if any, but not loss, will be recognized by an AFEI shareholder that receives cash in addition to AFG Holdings Commons Stock, generally in an amount equal to the lesser of (i) the excess of the cash plus the fair market value of the stock received over the tax basis of the stock surrendered, and (ii) the amount of cash received. Also, taxable gain or loss, if any, will generally be recognized by an AFEI shareholder that receives solely cash in the AFEI Merger.


--------------------
7 We note in this regard that on April 28, 1997, just 5 days after the public announcements of the Transaction, certain AFEI minority shareholders not associated with AFG filed a class action law suit against, inter alia, AFG, AFEI, and six AFEI directors, alleging that the proposed consideration for AFEI shares was inadequate and seeking to temporarily or permanently enjoin the AFEI Merger or, alternatively, rescission or compensatory damages.

8 In 1995, AFC sought to persuade AFEI's minority shareholders to participate in a corporate restructuring. The Gruss family shareholders were unwilling to do so at that time.

American Financial Group, Inc.
American Financial Enterprises, Inc.

October 28, 1997

                  2. No gain or loss will be recognized by AFG shareholders who are deemed to have exchanged shares of AFG Common Stock solely for shares of AFG Holdings Common Stock pursuant to the AFG Reorganization.

                  3. The tax basis of the AFG Holdings Common Stock to an exchanging AFG or AFEI Shareholder ("Exchanging Shareholder") receiving solely AFG Holdings Common Stock will be the same as such Exchanging Shareholder's tax basis in the AFG or AFEI Common Stock surrendered. An Exchanging Shareholder receiving both AFG Holdings Common Stock and cash in the AFEI Merger will generally have a tax basis in the AFG Holdings Common Stock equal to the tax basis in the AFEI Common Stock surrendered minus the cash received plus the gain recognized in the AFEI Merger.

                  4. The holding period of an Exchanging Shareholder in AFG Holdings Common Stock received in the AFG Reorganization or the AFEI Merger will include the period during which such Exchanging Shareholder held the AFG or AFEI Common Stock surrendered.

                  5. No gain or loss will be recognized as a result of the AFG Reorganization by AFG Holdings, AFG Acquisition Corp., or AFG.

                  6. No gain or loss will be recognized as a result of the AFEI Merger by AFG Holdings, AFEI Acquisition Corp., or AFEI.




                  Our opinion is limited to the specific matters set forth herein. We do not address, inter alia, (i) state, local, and foreign tax consequences pertaining to the transaction, and/or (ii) tax return filing requirements, information reporting requirements, or similar procedural aspects of the Transaction. Further, our opinion is based solely on the application of current federal income tax law to the facts as set forth in the Statement of Facts and the Representation Letter. While there can be no assurance that our opinion will not be challenged by the IRS, our opinion represents our best judgment as to the most likely outcome in the event of such a challenge. Our opinion is based on the Code, the Treasury regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. Any such change in law (or in the facts) could affect the continuing validity of our opinion. We disclaim any undertaking

American Financial Group, Inc.
American Financial Enterprises, Inc.

October 28, 1997
to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name under the headings "Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.



                                     Very truly yours,



                                     Akin, Gump, Strauss, Hauer & Feld, LLP